Exhibit 5.1

August 9, 2017

Arrow Financial Corporation
250 Glen Street
Glens Falls, NY  12801

Re:    Registration Statement on Form S-3 for one hundred five thousand and eight hundred forty-nine (105,849) shares of Arrow Financial Corporation Common Stock, par value $1.00, for issuance to participants under the Arrow Financial Corporation 2011 Employee Stock Purchase Plan.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Arrow Financial Corporation, a New York corporation (the “Company”), on August 9, 2017, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to registration of one hundred five thousand and eight hundred forty-nine (105,849) shares (the “Shares”) of the Company’s common stock, par value $1.00, under the Arrow Financial Corporation 2011 Employee Stock Purchase Plan, as amended from time to time (the “Plan”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including an executed copy of the Opinion Certificate dated as of the date hereof executed by Terry R. Goodemote, Executive Vice President, Treasurer, and Chief Financial Officer of the Company, the Company’s Certificate of Incorporation and amendments thereto, its Amended and Restated Bylaws, and statements we have received from officers and representatives of the Company.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be duly and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Our opinions set forth above are limited to the Federal laws of the United States and the laws of the State of New York.

This opinion may only be used, quoted or relied upon for the purpose of complying with the Securities Act of 1933 in connection with the filing of the Registration Statement and may not be furnished to, quoted to or relied upon for any other purpose, without our prior written consent. Please note that we are opining only as to the matters expressly set forth herein and no opinion should be inferred as to any other matters.

Very truly yours,

/s/ THOMPSON COBURN LLP